Amendment No.1 dated May 4, 2020 to Free Writing Prospectus pursuant to Rule 433 dated April 27, 2020

Registration Statement No. 333-219206

Leveraged Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally weighted basket comprised of common stock, common shares or American depository shares (basket stocks) of 46 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 125% times the basket return, subject to the maximum settlement amount (expected to be between $1,168.75 and $1,198 for each $1,000 face amount of your notes).

If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return.

You should read the accompanying amendment no. 1 to preliminary prospectus supplement dated April 30, 2020, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057E5D5 / US40057E5D54
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:

an unequally weighted basket comprised of common stock, common shares or American depository shares (“ADSs”) of 46 companies; the closing level of the basket will be published daily on Bloomberg page “      ” (or any successor or replacement service or page)

Basket Stocks	the 46 common stocks, common shares or ADSs listed under “About the Basket” below.
Basket stock issuer:	the issuer of a basket stock
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 18 and 21 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity*

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
175.000%	116.875%
150.000%	116.875%
125.000%	116.875%
113.500%	116.875%
110.000%	112.500%
105.000%	106.250%
100.000%	100.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%
*assumes a cap level of 113.50% of the initial basket level

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 125% times (c) the basket return, subject to the maximum settlement amount; or

●if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Initial basket level:	100
Initial weighted value:	for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level.
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:

for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion

Final stock price:	for each of the basket stocks, the closing price of such basket stock on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Cap Level:	expected to be between 113.50% and 115.84%
Maximum settlement amount:	expected to be between $1,168.75 and $1,198
Estimated value range:	$940 to $970 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

About the Basket

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial weighted values and the initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
ATVI	Activision Blizzard, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.1788%
AMD	Advanced Micro Devices, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.4793%
AKAM	Akamai Technologies, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.1504%
ATUS	Altice USA, Inc.	Class A Common Stock	NYSE	2.5316%
AMZN	Amazon.com, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.4043%
T	AT&T Inc.	Common Stock	NYSE	1.5900%
BJ	BJ's Wholesale Club Holdings, Inc.	Common Stock	NYSE	1.3257%
CPB	Campbell Soup Company	Capital Stock	NYSE	1.7685%
CHTR	Charter Communications, Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	2.1894%
CTXS	Citrix Systems, Inc.	Common Stock	NASDAQ Global Select Market	2.3514%
NET	Cloudflare, Inc.	Class A Common Stock	NYSE	2.4266%
CAG	Conagra Brands, Inc.	Common Stock	NYSE	2.1636%
STZ	Constellation Brands, Inc.	Class A Common Stock	NYSE	2.1353%
COST	Costco Wholesale Corporation	Common Stock	NASDAQ Global Select Market	1.8765%
CVS	CVS Health Corporation	Common Stock	NYSE	1.9806%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

DOCU	DocuSign, Inc.	Common Stock	The Nasdaq Stock Market LLC	2.4158%
DG	Dollar General Corporation	Common Stock	NYSE	2.2598%
DPZ	Domino's Pizza, Inc.	Common Stock	NYSE	2.3002%
EA	Electronic Arts Inc.	Common Stock	The Nasdaq Global Select Market	2.2180%
FSLY	Fastly, Inc.	Class A Common Stock	NYSE	2.4749%
GIS	General Mills, Inc.	Common Stock	NYSE	1.9353%
GLUU	Glu Mobile Inc.	Common Stock	NASDAQ Global Select Market	0.9926%
GRUB	Grubhub Inc.	Common Stock	NYSE	2.0464%
INTC	Intel Corporation	Common Stock	NASDAQ Global Select Market	2.3124%
IBKR	Interactive Brokers Group, Inc.	Common Stock	NASDAQ Global Select Market	1.0301%
K	Kellogg Company	Common Stock	NYSE	1.7745%
KDP	Keurig Dr Pepper Inc.	Common Stock	NYSE	2.3239%
NTES	NetEase, Inc.	An ADS representing 25 Ordinary Shares	NASDAQ Global Select Market	2.1118%
NFLX	Netflix, Inc.	Common Stock	NASDAQ Global Select Market	2.4205%
PTON	Peloton Interactive, Inc.	Class A Common Stock	NASDAQ Global Select Market	2.4050%
RNG	RingCentral, Inc.	Class A Common Stock	NYSE	3.0149%
ROKU	Roku, Inc.	Class A Common Stock	NASDAQ Global Select Market	3.2853%
SHOP	Shopify Inc.	Class A Subordinate Voting Shares	NYSE	3.3389%
WORK	Slack Technologies, Inc.	Class A Common Stock	NYSE	2.6348%
SPOT	Spotify Technology S.A.	Ordinary Shares	NYSE	2.0382%
STE	STERIS plc	Ordinary Shares	NYSE	2.1488%
TTWO	Take-Two Interactive Software, Inc.	Common Stock	NASDAQ Global Select Market	2.0254%
TGT	Target Corporation	Common Stock	NYSE	1.9555%
TDOC	Teladoc Health, Inc.	Common Stock	NYSE	2.6415%
CLX	The Clorox Company	Common Stock	NYSE	1.8863%
KR	The Kroger Co.	Common Stock	NYSE	1.7829%
TWTR	Twitter, Inc.	Common Stock	NYSE	2.0305%
VZ	Verizon Communications Inc.	Common Stock	NYSE	1.9517%
WMT	Walmart Inc.	Common Stock	NYSE	2.1150%
ZM	Zoom Video Communications, Inc.	Class A Common Stock	NASDAQ Global Select Market	2.3902%
ZNGA	Zynga Inc.	Class A Common Stock	The Nasdaq Stock Market LLC	2.1870%

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Amendment no. 1 to preliminary prospectus supplement dated April 30, 2020
●	Prospectus supplement dated July 10, 2017
●	Prospectus dated July 10, 2017

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There Is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Common Stock of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs
▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪	The Offered Notes are Subject to Foreign Currency Exchange Rate Risk
▪	There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of Ordinary Shares, Class B Non-Voting Shares or Common Stock
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪ The Return on Indexed Notes May Be Below the Return on Similar Securities	▪ An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪ The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note	▪ We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪ An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment	▪ Information About an Index or Indices May Not Be Indicative of Future Performance
▪ We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪ The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.	▪ The application of Group Inc.’s preferred resolution strategy could increase the losses incurred by holders of our debt securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.